Exhibit 10.10

INTERCREDITOR AND SUBORDINATION AGREEMENT

THIS INTERCREDITOR AND SUBORDINATION AGREEMENT (“Intercreditor Agreement”) dated as of March 31, 2003, is by and among CONGRESS FINANCIAL CORPORATION (FLORIDA), a Florida corporation in its capacity as agent pursuant to the Senior Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions from time to time party thereto as lenders (in such capacity, “Senior Creditor Agent” as hereinafter further defined), and the financial institutions from time to time party to the Senior Loan Agreement as lenders (“Lenders” as hereinafter further defined), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Junior Creditor” as hereinafter further defined).

W I T N E S S E T H:

WHEREAS, pursuant to the Junior Loan Agreement, Mackie Designs Inc., a Washington corporation (“Borrower” as hereinafter further defined) is indebted to Junior Creditor, which indebtedness is secured by certain assets and properties of Borrower and Obligors (as hereinafter defined);

WHEREAS, the Lenders have entered or are about to enter into financing arrangements with Borrower, pursuant to which Lenders may, upon certain terms and conditions, make loans and provide other financial accommodations to Borrower secured by certain assets and properties of Borrower and Obligors; and

WHEREAS, Creditors (as hereinafter defined) desire to enter into this Intercreditor Agreement to (i) confirm the relative priority of the security interests of each Creditor in the assets and properties of Borrower and Obligors, (ii) provide for the orderly sharing among Creditors, in accordance with such priorities, of proceeds of such assets and properties upon any foreclosure thereon or other disposition thereof, and (iii) agree upon the terms of the subordination of the obligations of Borrower and Obligors to Junior Creditor and related matters;

NOW THEREFORE, in consideration of the mutual benefits accruing to Creditors hereunder and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.                                       DEFINITIONS

As used above and in this Intercreditor Agreement, the following terms shall have the meanings ascribed to them below:

1.1      “Agreements” shall mean, collectively, the Senior Creditor Agreements and the Junior Creditor Agreements; each sometimes being referred to individually as an “Agreement”.

1.2      “Blockage Notice” shall mean a written notice from the Senior Creditor Agent to the Borrower and the Junior Creditor that a Non-Triggering Event of Default has occurred and is continuing with respect to the Senior Debt and which specifies that such notice is a “Blockage Notice”.

1.3      “Blockage Period” shall mean (a) any period during which a Triggering Event of Default has occurred and is continuing; and (b) any other period commencing on the date a Blockage Notice is given by the Senior Creditor Agent and ending on the earliest to occur of (1) the date when each Non-Triggering Event of Default that was the basis for such notice has been cured or waived, and (2) one hundred eighty (180) days after the date such Blockage Notice is given,

1.4      “Borrower” shall mean Mackie Designs Inc. a Washington corporation, and its successors and assigns (and including a receiver, trustee or debtor-in-possession on behalf of such person or on behalf of any such successor or assign).

1.5      “Collateral” shall mean all of the property and interests in property, real or personal, tangible or intangible, now owned or hereafter acquired by any Debtor in or upon which any of Creditors at any time has a Lien, and including, without limitation, all proceeds of such property and interests in property.

1.6      “Creditors” shall mean, collectively, Senior Creditor Agent, Lenders, Junior Creditor and their respective successors and assigns; each sometimes being referred to individually as a “Creditor”.

1.7      “Debtors” shall mean, collectively, Borrower and Obligors; each sometimes being referred to individually as a “Debtor”.

1.8      “Excess Availability” shall have the meaning assigned in the Senior Loan Agreement.

1.9      “Guarantors” shall mean collectively, Mackie Investment Co., Mackie Designs Manufacturing, Inc., and SIA Software Company, Inc.

1.10    “Junior Creditor” shall mean U.S. Bank National Association, and its successors and assigns.

1.11    “Junior Creditor Agreements” shall mean, collectively, the Junior Loan Agreement, the Subordinated Note and all agreements, documents and instruments at any time executed and/or delivered by Debtors or any other Person to, with or in favor of Junior Creditor in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Junior Debt).

1.12    “Junior Creditor’s Credit Percentage” shall mean, at any given date, the principal amount of the Junior Debt divided by the sum of the principal amount of the Junior Debt plus the Maximum Credit (as defined in the Senior Loan Agreement).

1.13    “Junior Debt” shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all Debtors to Junior Creditor, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under the Junior Creditor Agreements or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Junior Creditor Agreements or after the commencement of any case with respect to any Debtor under the U.S. Bankruptcy Code or any state or foreign insolvency law or similar statute (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in any such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or howsoever acquired by Junior Creditor.

1.14    “Junior Debt Stated Maturity Date” shall mean March 31, 2006.

1.15    “Junior Loan Agreement” shall mean the Second Amended and Restated Subordinated Credit Agreement, dated of even date herewith, by and among Borrower, Guarantors, and Junior Creditor, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreement with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Junior Debt).

1.16    “Lenders” shall mean Congress Financial Corporation (Florida), a Florida corporation, in its individual capacity and not as agent and any other party to the Senior Loan Agreement or any of the other Senior Creditor Agreements as a lender, and their respective successors and assigns.

1.17    “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), lien (statutory or other), security agreement or transfer intended as security, including without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing.

1.18    “Non-Triggering Event of Default” shall mean any Senior Debt Event of Default (other than a Triggering Event of Default) the occurrence of which permits acceleration of the Senior Debt.

1.19    “Obligors” shall mean, collectively, Guarantors and any other person (other than Borrower) liable on or in respect of the Senior Debt or the Junior Debt, and its successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession on behalf of such person or on behalf of any such successor or assign.

1.20    “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including, without imitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock company, trust, joint venture, or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.21    “Senior Creditor Agent” shall mean Congress Financial Corporation (Florida), a Florida corporation, in its capacity as agent on behalf of Lenders pursuant to the Senior Loan Agreement (and not in its individual capacity), and any successor or replacement agent for and on behalf of Lenders under the Senior Loan Agreement.

1.22    “Senior Creditor Agreements” shall mean, collectively, the Senior Loan Agreement and all agreements, documents and instruments at any time executed and/or delivered by any Debtor or any other person to, with or in favor of Senior Creditor Agent or any Lender in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Senior Debt).

1.23    “Senior Debt” shall mean any and all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all Debtors to Senior Creditor Agent or any Lender and/or its affiliates or participants, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under the Senior Creditor Agreements or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Senior Creditor Agreements or after the commencement of any case with respect to any Debtor under the U.S. Bankruptcy Code or any state or foreign insolvency law or similar statute (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in any such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or howsoever acquired by Senior Creditor Agent or any Lender.

1.24    “Senior Debt Event of Default” shall mean any “Event of Default” under and as defined in the Senior Loan Agreement.

1.25    “Senior Loan Agreement “ shall mean the Loan and Security Agreement, dated of even date herewith, by and among Senior Creditor Agent, Lenders, Borrower and Guarantors, as the same may be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreement with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Senior Debt).

1.26    “Subordinated Note” shall mean the Amended and Restated Term Loan Note by Borrower in favor of Junior Creditor under or in connection with the Junior Loan Agreement (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced).

1.27    “Triggering Event of Default” shall mean either of the following:  (a) any default in the payment of any Senior Debt when due (whether upon maturity, mandatory prepayment, acceleration or otherwise) beyond any applicable grace period with respect thereto; or (b) Excess Availability of Borrower shall be less than $1,500,000.

1.28    Interpretive Provisions. All terms defined in the Uniform Commercial Code as in effect in the State of Florida, unless otherwise defined herein shall have the meanings set forth therein. All references to any term in the plural shall include the singular and all references to any term in the singular shall include the plural.

2.                       SECURITY INTERESTS; PRIORITIES; REMEDIES

2.1      Acknowledgment of Liens. (a) Junior Creditor hereby acknowledges that Senior Creditor Agent, on behalf of itself and the Lenders, has been granted a first priority Lien upon the Collateral to secure the Senior Debt.

(b)              Senior Creditor Agent and the Lenders hereby acknowledge that Junior Creditor has been granted a second priority Lien upon the Collateral to secure the Junior Debt.

2.2      Priority of Liens. Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a security interest in favor of each Creditor in any Collateral, and notwithstanding any conflicting terms or conditions which may be contained in any of the Agreements, the Liens upon the Collateral of Senior Creditor Agent, on behalf of itself and the Lenders, have and shall have priority over the Liens upon the Collateral of Junior Creditor, and such Liens of Junior Creditor are and shall be, in all respects, subject and subordinate to the Liens of Senior Creditor Agent therein to the full extent of the Senior Debt.

2.3      Priorities Unaffected by Action or Inaction The lien priorities provided in Sections 2.1 and 2.2 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement or refinancing of either the Senior Debt or the Junior Debt, nor by any action or inaction which any Creditor may take or fail to take in respect of the Collateral.

2.4      Rights of Third Parties; No contest of Liens. Each Creditor shall be solely responsible for perfecting and maintaining the perfection of its Lien in and to each item constituting the Collateral in which such Creditor has been granted a Lien.  The foregoing provisions of this Agreement are intended solely to govern the respective lien priorities as between the Creditors and shall not impose on Senior Creditor Agent or Lenders any obligations in respect of the disposition of proceeds of foreclosure on any Collateral which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law. Junior Creditor agrees that it will not contest the validity, perfection, priority or enforceability of the Liens upon the Collateral of Senior Creditor Agent and that as among Senior Creditor Agent, Lenders and Junior Creditor, the terms of this Intercreditor Agreement shall govern even if part or all of the Senior Debt or the

Liens securing payment and performance thereof are not perfected or are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise.

2.5      Right to Enforce Agreements. Senior Creditor Agent shall have the exclusive right to manage, perform and enforce the terms of the Senior Creditor Agreements with respect to the Collateral, to exercise and enforce all privileges and rights thereunder according to its discretion and the exercise of its business judgment, including, without limitation, the exclusive right to take or retake control or possession of the Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate such Collateral in accordance with applicable law. Junior Creditor shall not have any right to direct Senior Creditor Agent to exercise any right, remedy or power with respect to the Collateral and Junior Creditor consents to the exercise by Senior Creditor Agent of any such right, remedy or power.  Junior Creditor shall not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against Senior Creditor Agent or Lenders seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and Senior Creditor Agent and Lenders shall not be liable for, any action taken or omitted to be taken by Senior Creditor Agent with respect to the Collateral in accordance with applicable law. Until such time as the Senior Debt is paid in full and the Senior Creditor Agreements are terminated, Junior Creditor shall not have any right to participate in any negotiations or proceedings involving any condemnation of the Collateral or any part thereof or involving any insurance that may be available for loss of or damage to the Collateral or any part thereof, and Junior Creditor hereby appoints Senior Creditor Agent as Junior Creditor’s attorney-in-fact to settle or compromise any claim for proceeds of insurance or condemnation with respect to the Collateral and to collect or deposit any such proceeds, which power of attorney is irrevocable and coupled with an interest for so long as this Intercreditor Agreement is in effect.

2.6      Sale and Release of Collateral. Notwithstanding anything to the contrary contained in any of the Agreements, until all of the Senior Debt is indefeasibly paid in full and the Senior Creditor Agreements are terminated, only Senior Creditor Agent shall have the right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of Collateral. Junior Creditor shall (a) be deemed to have automatically and without further action released and terminated any Liens it may have on the Collateral to the extent such Collateral is sold or otherwise disposed of in a commercially reasonable manner either by Senior Creditor Agent, any agent of Senior Creditor Agent, or any Debtor with the consent of Senior Creditor Agent (provided that, in the case of a sale of Collateral other than inventory or accounts, the cash proceeds thereof are applied to repay the term loan made by Lenders to Borrower until fully repaid and thereafter to repay revolving loans made by Lenders to Borrower), (b) be deemed to have authorized Senior Creditor Agent to file UCC amendments and terminations covering the Collateral so sold or otherwise disposed of as to UCC financing statements between any Debtor and Junior Creditor to evidence such release and termination, (c) promptly upon the request of Senior Creditor Agent, execute and deliver such other release documents and confirmations of the authorization to file UCC amendments and terminations provided for herein, in each case as Senior Creditor Agent reasonably may require in connection with such sale or other disposition by Senior Creditor Agent, Senior Creditor Agent’s agents or any Debtor with the consent of Senior Creditor Agent to evidence and effectuate such termination and release, provided, that, any such release or UCC amendment or termination by Junior Creditor shall not extend to or otherwise affect any of the rights, if any, of Junior Creditor to the proceeds from any such sale or other disposition of Collateral and (d) be deemed to have consented under the Junior Creditor Agreements to such sale or other disposition. In the event that for any reason Junior Creditor shall fail to immediately execute and deliver to Senior Creditor Agent any such release documents, Senior Creditor Agent is hereby irrevocably authorized to execute and deliver such release documents on behalf of Junior Creditor as Junior Creditor’s attorney-in-fact.  Notwithstanding anything to the contrary contained in this Section 2.6, Junior Creditor shall not be deemed to release or terminate the Liens of Junior Creditor to the extent that any proceeds of the sale, transfer or other disposition of Collateral are in excess of the amount necessary to pay in full all of the Senior Debt in immediately available funds.

2.7      Remedies.

(a)               Except as otherwise specifically provided in Section 2.8 hereof, notwithstanding any rights or remedies available to a Creditor under any of the Agreements, applicable law or otherwise, Junior Creditor shall not, directly or indirectly, (i) exercise any rights or remedies upon a default or event of default by Debtor under the Junior Creditor Agreements or otherwise against any Collateral, or (ii) seek to foreclose or realize upon (judicially or non-judicially) its Lien on any Collateral or assert any claims or interests therein (including without limitation, by setoff or notification of account debtors), or (iii) take any other action against the Collateral.

(b)              Notwithstanding any rights or remedies available to Junior Creditor under any of the Junior Creditor Agreements, applicable law or otherwise, during a Blockage Period, Junior Creditor shall not, directly or indirectly, (i) seek to collect from Debtors (including, without limitation, from or by way of any of the Collateral) any of the Junior Debt, (ii) exercise any of Junior Creditor’s rights or remedies upon a default or event of default under the Junior Creditor Agreements or otherwise (including, without limitation, accelerating the maturity of any Junior Debt) or (iii) commence or join in any action or proceeding against any Debtor or its properties under the U.S. Bankruptcy Code or any state or foreign insolvency law or similar law, or any proceedings for liquidation, dissolution or any winding up of any Debtor’s business, or the appointment of any trustee, receiver or liquidator for any Debtor or any of its properties, or any assignment for the benefit of creditors.

(c)               Notwithstanding any rights or remedies available to Junior Creditor under any of the Junior Creditor Agreements, Junior Creditor shall not, directly or indirectly, take any of the actions set forth in Section 2.7(b) or Section 2.8(f) until at least fifteen (15) business days after Junior Creditor shall have given Senior Creditor Agent written notice of its intention to take any such action.

(d)              Notwithstanding anything to the contrary contained herein, if, as of the Junior Debt Stated Maturity Date, the Senior Debt has not been indefeasibly satisfied in full and the financing arrangements among Senior Creditor Agent, Lenders and Debtors have not been terminated, Junior Creditor shall not be entitled, directly or indirectly, for the 180 day period immediately following the Junior Debt Stated Maturity Date (the “Waiting Period”) to (i) seek to collect from Debtors (including, without limitation, from or by way of any of the Collateral) any of the Junior Debt, (ii) exercise any of Junior Creditor’s rights or remedies upon a default or event of default under the Junior Creditor Agreements or otherwise (including, without limitation, accelerating the maturity of any Junior Debt) or (iii) commence or join in any action or proceeding against any Debtor or its properties under the U.S. Bankruptcy Code or any state or foreign insolvency law or similar law, or any proceedings for liquidation, dissolution or any winding up of any Debtor’s business, or the appointment of any trustee, receiver or liquidator for any Debtor or any of its properties, or any assignment for the benefit of creditors.  From and after the expiration of the Waiting Period, Junior Creditor shall be entitled to enforce its rights and remedies against the Debtors, except that, under no circumstances, shall Junior Creditor, directly or indirectly, (A) exercise any rights or remedies upon a default or event of default by Debtor under the Junior Creditor Agreements or otherwise against any Collateral, or (B) seek to foreclose or realize upon (judicially or non-judicially) its Lien on any Collateral or assert any claims or interests therein (including without limitation, by setoff or notification of account debtors), or (C) take any other action against the Collateral.

2.8      Limited Rights of Junior Creditor. The foregoing shall not in any way limit or impair the right of Junior Creditor (in accordance with the terms of the Junior Creditor Agreements) to: (a) bid for and purchase Collateral at any private or judicial foreclosure upon such Collateral initiated by Senior Creditor Agent, or (b) participate in any administrative, legal or equitable action or proceeding against any Obligor seeking any reorganization, liquidation, bankruptcy or any other action involving the readjustment of all or any part of the Junior Debt, or other similar relief under the U.S. Bankruptcy Code, or (c) send such notices of the existence of, or any evidence or confirmation of, the Liens of Junior Creditor in the Collateral to any court or governmental agency, or file or record any such notice or evidence to the extent necessary to prove or preserve the Liens of Junior Creditor in the Collateral or (d) join (but not control) any foreclosure or other lien enforcement proceeding with respect to the Collateral initiated by Senior Creditor Agent, so long as Junior Creditor does not delay or interfere with the exercise by Senior Creditor Agent of its rights or (e) accelerate the maturity of the Junior Debt following the date (if any) on which Senior Creditor Agent has accelerated the maturity of the Senior Debt or (f) increase the interest rate under the Junior Creditor Agreements to a post-default rate of interest if, and only if, an event of default occurs and is continuing under the Junior Creditor Agreements provided, however, that Junior Creditor shall not be entitled to be paid in cash on a monthly basis at its post-default rate of interest (and the 3 percent increase resulting from the invocation of the post-default interest rate will be payable in kind by Borrower) if either (i) Senior Creditor elects not to increase the interest rate under the Senior Creditor Agreements to a post-default rate of interest, or (ii) Senior Creditor subsequently elects to reduce the interest rate under the Senior Creditor Agreements to a pre-default rate of interest or (g) to charge and receive a waiver or amendment fee if, and only if, a Senior Debt Event of Default occurs and such default is also an event of default under the Junior Creditor Agreements and Senior Creditor elects to waive such Senior Debt Event of Default and Junior Creditor elects or is required to waive such default under the Junior Creditor Agreements; provided that the amount of such waiver fee payable to Junior Creditor shall be in an amount equal to the product of the amount of the waiver fee received by Lenders under the Senior Creditor Agreements times Junior Creditor’s Credit Percentage or (h) to commence an action against Borrower and any Obligors to collect any unpaid principal, interest, or fees owed in respect of the Junior Debt, so long as (i) the payment and receipt of any such unpaid amount is permitted under Section 3.2 hereof as of the due date of any such payment and is permitted under Section 3.2 hereof as of the date that Junior Creditor receives payment thereof, and (ii) any collection action shall be limited to only an operating account of the Borrower or any Obligor or any of their other assets not constituting Collateral (under no circumstances shall any action be taken by Junior Creditor against the

Collateral or any lockbox or blocked account or any other account of Borrower or any Obligor (other than an operating account of the Borrower or such Obligor)).  Any collection action permitted under clause (h) of this Section 2.8 shall be limited to the amount of the installment (or installments) of principal, interest, or fees the payment of which as regularly scheduled or required is then in default and shall not result in, nor shall such clause (h) be deemed to permit, acceleration of the remaining unpaid principal of and interest on the Junior Debt.

2.9      Right to Cure. Senior Creditor Agent shall have the right, but not any obligation, to cure for the account of Debtors any default by any Debtor under the Junior Creditor Agreements at any time. In no event shall Senior Creditor Agent by virtue of the payment of amounts, or performance of any obligation required to be paid or performed by any Debtor, be deemed to have assumed any obligation of any Debtor to Junior Creditor or any other person.

2.10    Certain Revolving Loans. If Senior Creditor Agent or any Lender shall honor a request by a Debtor for a loan, advance or other financial accommodation under the Senior Creditor Agreements, whether or not Senior Creditor Agent or any Lender has knowledge that the honoring of such request would result in an event of default, or act, condition or event which with notice or passage of time or both would constitute an event of default, under the Junior Creditor Agreements, Senior Creditor Agent and Lenders shall not have any liability whatsoever to Junior Creditor as a result of such breach, and without limiting the generality of the foregoing, Junior Creditor agrees that Senior Creditor Agent and Lenders shall not have any liability for tortious interference with contractual relations or for inducement to breach any contract of Junior Creditor for actions taken (or not taken, as the case may be) consistent with the terms of the Senior Creditor Agreements.

3.                       SUBORDINATION OF JUNIOR DEBT

3.1      Subordination.  Except as specifically set forth in Section 3.2 below, Junior Creditor hereby subordinates Junior Creditor’s right to payment and satisfaction of the Junior Debt, directly or indirectly, by any means whatsoever, to the indefeasible payment and satisfaction in full of all Senior Debt.

3.2      Permitted Payments.  (a) Senior Creditor Agent and Lenders hereby agree that, notwithstanding anything to the contrary contained in Section 3.1, so long as no Blockage Period exists, Obligors may make and Junior Creditor may receive and retain from Obligors (i) regularly scheduled non-cash payments of interest in respect of the Junior Debt in accordance with the terms of the Junior Loan Agreement as in effect on the date hereof in the form of additional Junior Debt having the same terms as the existing Junior Debt evidenced by the Junior Loan Agreement that are outstanding on the date hereof, (ii) regularly scheduled mandatory payments of cash interest in respect of the Junior Debt in accordance with the terms of the Junior Loan Agreement as in effect on the date hereof, (iii) mandatory prepayments of principal in respect of the Junior Debt in accordance with the terms of the Junior Loan Agreement as in effect on the date hereof, (iv) regularly scheduled payment of fees in respect of the Junior Debt in accordance with the terms of the Junior Loan Agreement as in effect on the date hereof and (v) the payment in full of all outstanding Junior Debt on the Junior Debt Stated Maturity Date; provided that

(x) as to any payment of interest in respect of the Junior Debt based upon an interest rate of 10% per annum (the “Stated Rate”) permitted under this Section 3.2, (1) the Excess Availability of Borrower for the thirty (30) consecutive days immediately preceding the date of each such payment shall not be less than $6,000,000 and (2) the Excess Availability of Borrower on the date of such payment and after giving effect to such payment shall not be less than $6,000,000; except that if the Borrower fails to meet the foregoing Excess Availability test, Borrower may pay interest in respect of the Junior Debt at a rate of equal to 8% (the “Reduced Rate”) if, at any time, (A) the Excess Availability of Borrower for the thirty (30) consecutive days immediately preceding the date of each such payment shall not be less than $2,000,000 and (B) the Excess Availability of Borrower on the date of such payment and after giving effect to such payment shall not be less than $2,000,000; and with respect to that portion of the interest payment equal to the difference between the Stated Rate and the Reduced Rate (the “Unpaid Interest Payment”), such Unpaid Interest Payment shall be due and payable on the Junior Debt Stated Maturity Date;

(y) as to any payment of fees in respect of the Junior Debt permitted under this Section 3.2, (1) the Excess Availability of Borrower for the thirty (30) consecutive days immediately preceding the date of such payment shall not be less than $2,000,000 and (2) the Excess Availability of Borrower on the date of such payment and after giving effect to such payment shall not be less than $2,000,000; and

(z) as to any other payment or prepayment permitted under this Section 3.2, (1) the Excess Availability of Borrower for the thirty (30) consecutive days immediately preceding the date of such payment or prepayment shall not be less than $4,000,000 and (2) the Excess Availability of Borrower on the date of such payment or prepayment and after giving effect to such payment or prepayment shall not be less than $4,000,000.

(b)              Notwithstanding anything to the contrary contained in Section 3.2(a) above, (i) no more than one Blockage Notice may be given during any 360 day period and (ii) no Blockage Period shall block or otherwise prohibit Obligors from paying, and Junior Creditor from receiving, the payment of any Junior Debt following the date which is one hundred eighty (180) days after the Junior Debt Stated Maturity Date (subject to the provisions of Section 2.7(a) hereof).

3.3      Distributions.

(a)               In the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of any Debtor or the proceeds thereof to the creditors of any Debtor or readjustment of the obligations and indebtedness of any Debtor, whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors, marshaling of assets of any Debtor or any other action or proceeding involving the readjustment of all or any part of the indebtedness or other obligations of any Debtor or the application of the assets of any Debtor to the payment or liquidation thereof, or upon the dissolution or other winding up of any Debtor’s business, or upon the sale of all or substantially all of any Debtor’s assets, then, and in any such event, (i) Senior Creditor Agent and Lenders shall first receive indefeasible payment in full in cash of all of the Senior Debt prior to the payment of all or any part of the Junior Debt, and (ii) Senior Creditor Agent and Lenders shall be entitled to receive any payment or distribution of any kind or character, whether in cash, securities or other property, which is payable or deliverable in respect of any or all of the Junior Debt.

(b)              In order to enable Senior Creditor Agent (on behalf of itself and the Lenders) to enforce its rights under Section 3.3(a) above, Senior Creditor Agent is hereby irrevocably authorized and empowered (in its own name or in the name of Junior Creditor or otherwise), but shall have no obligation, to enforce claims comprising any of the Junior Debt by proof of debt, proof of claim, suit or otherwise and take generally any action which Junior Creditor might otherwise be entitled to take, as Senior Creditor Agent may deem necessary or advisable for the enforcement of its rights or interests hereunder, except that Senior Creditor Agent shall not file any proof of claim on behalf of Junior Creditor, either for itself or on behalf of Junior Creditor, so long as Junior Creditor has properly filed such proof of claim at least ten (10) days prior to the last day for which such proof of claim may be filed.

(c)               To the extent necessary for Senior Creditor Agent and Lenders to realize the benefits of the subordination of the Junior Debt provided for herein (including the right to receive any payment and distributions which might otherwise be payable or deliverable in respect of the Junior Debt in any proceeding described in Section 3.3(a) or otherwise), Junior Creditor shall execute and deliver to Senior Creditor Agent such instruments or documents (together with such assignments or endorsements as Senior Creditor Agent shall deem necessary), as may be reasonably requested by Senior Creditor Agent.

3.4      Payments Received by Junior Creditor.  Except for payments received by Junior Creditor as provided in Section 3.2 above, should any payment or distribution or security or instrument or proceeds thereof be received by Junior Creditor in respect of the Junior Debt, Junior Creditor shall receive and hold the same in trust, as trustee, for the benefit of Senior Creditor Agent, segregated from other funds and property of Junior Creditor and shall forthwith deliver the same to Senior Creditor Agent (together with any endorsement or assignment of Junior Creditor where necessary), for application to any of the Senior Debt. In the event of the failure of Junior Creditor to make any such endorsement or assignment to Senior Creditor Agent, Senior Creditor Agent, or any of its officers or employees, are hereby irrevocably authorized on behalf of Junior Creditor to make the same.

3.5      Instrument Legend and Notation.  Any instrument at any time evidencing the Junior Debt, or any portion thereof, shall be permanently marked on its face with a legend conspicuously indicating that payment thereof is subject to the terms and conditions of this Intercreditor Agreement. In the event any legend or endorsement is omitted, Senior Creditor Agent or any of its officers or employees, are hereby irrevocably authorized on behalf of Junior Creditor to make the same. No specific legend, further assignment or endorsement or delivery of notes, guarantees or instruments shall be necessary to subject any Junior Debt to the terms and conditions of this Intercreditor Agreement.

3.6      Rights of Junior Creditor. When all Senior Debt has been indefeasibly paid and satisfied in full and the Senior Creditor Agreements have been terminated, Junior Creditor shall have the right to enforce all of the provisions of the Junior Creditor Agreements and exercise remedies thereunder against the Collateral.

3.7      Application of Proceeds.

(a)               The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied in the following order of priorities:

(i)            first, to the payment in full in immediately available funds of the expenses of the collection and enforcement of the Senior Debt and such sale, disposition or other realization of the Collateral, including such expenses, liabilities and advances incurred or made by Senior Creditor Agent or any Lender in connection therewith, or any amounts paid to or on behalf of Senior Creditor Agent or any Lender in connection therewith;

(ii)           second, to the payment in full of all of the Senior Debt in whatever manner and order Senior Creditor Agent chooses in accordance with the provisions of the Senior Creditor Agreements and applicable law (and including amounts to hold as cash collateral for any such Senior Debt which is contingent in such amounts and on such terms as Senior Creditor Agent reasonably may require pursuant thereto);

(iii)          third, to the Junior Creditor for payment and satisfaction in full in immediately available funds of all of the Junior Debt in whatever manner and order Junior Creditor chooses in accordance with the provisions of the Junior Creditor Agreements and applicable law; and

(iv)          fourth, to the Debtors or such other person as may be lawfully entitled thereto.

(b)              Notwithstanding any instruction, notice or claim to the contrary at any time received by Senior Creditor Agent from Junior Creditor or otherwise, Senior Creditor Agent shall have no obligation, liability or responsibility with respect to the distribution, delivery or remittance of any proceeds of the Collateral to Junior Creditor, except as specified in the following sentence.  Any proceeds of Collateral received by Senior Creditor Agent which are to be applied to the Junior Debt in accordance with the terms hereof are required to be remitted by Senior Creditor Agent to Junior Creditor.

4.                       COVENANTS, REPRESENTATIONS AND WARRANTIES

4.1      Additional Covenants.  (a) Junior Creditor and Debtors agree in favor of Senior Creditor Agent and Lenders that:

(i)            except as specifically set forth in Section 3.2 above, Debtors shall not, directly or indirectly, make and Junior Creditor shall not, directly or indirectly, accept or receive any payment or prepayment of principal or interest or fees or any payment pursuant to acceleration or claims of breach or any payment to acquire Junior Debt or otherwise in respect of any Junior Debt;

(ii)           Junior Creditor and Debtors shall not amend, modify, alter or change in any material respect the terms of any of the Junior Creditor Agreements or any other arrangements related to the Junior Debt;

(iii)          Junior Creditor shall not subordinate any of the Junior Debt to any indebtedness of Debtors other than the Senior Debt;

(iv)          Junior Creditor and Debtors shall at any time or times, upon the request of Senior Creditor Agent, promptly furnish to Senior Creditor Agent a true, correct and complete statement of the outstanding Junior Debt; and

(v)           Junior Creditor shall execute and deliver to Senior Creditor Agent such additional agreements, documents and instruments and take such further actions as may be necessary or desirable in the opinion of Senior Creditor Agent to effectuate the provisions and purposes of this Intercreditor Agreement.

(b)           Junior Creditor represents and warrants to Senior Creditor Agent and Lenders that:

(i)            to the best of the knowledge of the Junior Creditor, as of the date hereof, no default or event of default, or act, condition or event which with notice or passage of time or both would constitute an event of default under any of the Junior Creditor Agreements exists or has occurred;

(ii)           the execution, delivery and performance of this Intercreditor Agreement by the Junior Creditor is within its powers and has been authorized by Junior Creditor as provided in, and in accordance with the requirements of, the Junior Creditor Agreements, and does not contravene any law, any provision of any of the Junior Creditor Agreements or any other agreement to which Junior Creditor is a party or by which it is bound;

(iii)          Junior Creditor has not been granted and has no Liens upon the assets and properties of any Debtor, except the Liens of Junior Creditor under the Junior Creditor Agreements;

(iv)          this Intercreditor Agreement constitutes the legal, valid and binding agreement of Junior Creditor, and is enforceable in accordance with its terms and shall be binding on Junior Creditor; and

(v)           the Junior Creditor Agreements provide that this Intercreditor Agreement is the valid and binding agreement of Junior Creditor and is enforceable in accordance with its terms with respect to Junior Creditor.

4.2      Additional Representations and Warranties.  Junior Creditor and Debtors represent and warrant to Senior Creditor Agent that:

(a)               as of the date hereof, the total outstanding principal amount of the Junior Debt is $11,000,000;

(b)              as of the date hereof, Junior Creditor is the exclusive legal and beneficial owner of all of the Junior Debt; and

(c)               none of the Junior Debt is subject to any lien, security interest, financing statements, subordination, assignment or other claim, except for Liens in favor of Junior Creditor and the subordination set forth herein.

4.3      Representations, Warranties and Covenants of Senior Creditor Agent and Lenders.  This Intercreditor Agreement constitutes the legal, valid and binding obligations of Senior Creditor Agent and each Lender, enforceable in accordance with its terms. Senior Creditor Agent shall at any time or times, upon the request of Junior Creditor, promptly furnish to Junior Creditor a true, correct and complete statement of the outstanding Senior Debt.

4.4      Waivers.  Notice of acceptance hereof, the making of loans, advances and extensions of credit or other financial accommodations to, and the incurring of any expenses by or in respect of, Debtors by Senior Creditor Agent and Lenders, and presentment, demand, protest, notice of protest, notice of nonpayment or default and all other notices to which Junior Creditor and Debtors are or may be entitled are hereby waived (except as expressly provided for herein or as to Debtor, in the Senior Creditor Agreements). Junior Creditor also waives notice of, and hereby consents to, (a) any amendment, modification, supplement, renewal, restatement or extensions of time of payment of or increase or decrease in the amount of any of the Senior Debt or to the Senior Creditor Agreements or any Collateral, (b) the taking, exchange, surrender and releasing of Collateral or guarantees now or at any time held by or available to Senior Creditor Agent or any Lender for the Senior Debt or any other person at any time liable for or in respect of the Senior Debt, (c) the exercise of, or refraining from the exercise of any rights against Debtors or any other obligor or any Collateral, (d) the settlement, compromise or release of, or the waiver of any default with respect to, any of the Senior Debt, and/or (e) Senior Creditor Agent’s election, in any proceeding instituted under the U.S. Bankruptcy Code, of the application of Section 1111(b)(2) of the U.S. Bankruptcy Code. Any of the foregoing shall not, in any manner, affect the terms hereof or impair the obligations of Junior Creditor hereunder.  Notwithstanding the foregoing, so long as any Junior Debt is outstanding, (x) the amount of the Senior Debt consisting of principal (but not interest, costs, expenses or other charges at any time payable by any Debtor to Senior Creditor Agent or any Lender or charged by Senior Creditor Agent to the loan account of any Debtor maintained by Senior Credit Agent) shall not exceed the principal amount of $33,500,000, (y) prior to an Event of Default under the Senior Credit Agreement, the amount of principal payments Borrower is required to make in respect of the Senior Debt shall not increase above the payments specified in the Senior Credit Agreements as in effect on the date hereof, and (z) the definition of Excess Availability and the amount thereof required to exist before a payment by Borrower in respect of the Junior Debt shall not be changed from the applicable provisions of the Senior Credit Agreements as in effect on the date hereof.  All of the Senior Debt shall be deemed to have been made or incurred in reliance upon this Intercreditor Agreement.

4.5      Waiver of Financial Covenant Defaults. If an event of default exists under any of the Junior Creditor Agreements arising out of either the failure by Debtors to comply with Section 6.4, 6.7, 6.12, 6.17 or 6.18 of the Junior Loan Agreement or the failure of any Debtors to comply with Section 9.4, 9.7, 9.12, 9.17, 9.18 or 9.19 of the Senior Loan Agreement (each, a “Covenant Default”), then Junior Creditor shall be deemed to have automatically waived any Covenant Default if and when Senior Creditor Agent or Lenders waive any event of default under the Senior Creditor Agreements arising out of such Covenant Default.  Upon the request of

Senior Creditor Agent and at the expense of Debtors, Junior Creditor shall execute such documents as Senior Creditor Agent shall reasonably request to evidence the foregoing waiver.

4.6      Subrogation; Marshaling.  Junior Creditor shall not be subrogated to, or be entitled to any assignment of any Senior Debt or of any Collateral or guarantees or evidence of any thereof until all of the Senior Debt is indefeasibly paid and satisfied in full and the Senior Creditor Agreements have been terminated.  Junior Creditor hereby waives any and all rights to have any Collateral or any part thereof granted to Senior Creditor Agent marshaled upon any foreclosure or other disposition of such Collateral by Senior Creditor Agent or Debtors.

4.7      No Offset.  In the event Junior Creditor at any time incurs any obligation to pay money to Debtors, Junior Creditor hereby irrevocably agrees that it shall pay such obligation in cash or cash equivalents in accordance with the terms of the contract governing such obligation and shall not deduct from or setoff against any amounts owed by Junior Creditor to Debtors in connection with any such transaction any amounts Junior Creditor claims are due to it with respect to the Junior Debt.

4.8      Bailee for Perfection.  Each of Creditors hereby appoints the others as agent for the purposes of perfecting their respective Liens in and on any of the Collateral; provided, that, no Creditor shall have any duty or liability to protect or preserve any rights pertaining to any of the Collateral and, except for gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction, each Creditor hereby waives, and releases the other Creditors from, all claims and liabilities arising pursuant to the other’s role as bailee with respect to the Collateral.

4.9      Notices of Default.  Each Creditor shall provide the other Creditor with written notice of any declaration of a default by it under its respective Agreements concurrently with the sending of same to any Debtor; provided, that, the failure of either Creditor to do so shall not affect the terms of this Intercreditor Agreement and shall not create a cause of action against such Creditor or create any claim against it. The failure by either Creditor to send a copy of any notice of a declaration of a default to the other Creditor shall not affect the validity of such notice as against Debtors. Debtors hereby authorize and consent to each of Creditors sending such notices and other materials to the other as provided for herein.

5.                       MISCELLANEOUS

5.1      Amendments.  Any waiver, permit, consent or approval by any Creditor of or under any provision, condition or covenant to this Intercreditor Agreement must be in writing and shall be effective only to the extent it is set forth in writing and as to the specific facts or circumstances covered thereby. Any amendment of this Intercreditor Agreement must be in writing and signed by each of the parties to be bound thereby.

5.2      Successors and Assigns.

(a)               This Intercreditor Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of each of Creditors and its respective successors, participants and assigns.

(b)           To the extent provided in their respective Agreements, each of the Creditors reserves the right to grant participations in, or otherwise sell, assign, transfer or negotiate all or any part of, or any interest in, the Senior Debt or Junior Debt, as the case may be, and the Collateral securing same; provided, that, no Creditor shall be obligated to give any notices to or otherwise in any manner deal directly with any participant in the Senior Debt or Junior Debt, as the case may be, and no participant shall be entitled to any rights or benefits under this Intercreditor Agreement except through the Creditor from which it acquired its participation. In connection with any participation or other transfer or assignment, a Creditor (i) may disclose to such assignee, participant or other transferee or assignee all documents and information which such Creditor now or hereafter may have relating to any Debtor or the Collateral and (ii) shall disclose to such participant or other transferee or assignee the existence and terms and conditions of this Intercreditor Agreement. In the case of an assignment or transfer, the assignee or transferee acquiring any interest in the Senior Debt or the Junior Debt, as the case may be, shall execute and deliver to each of Creditors a written acknowledgement of receipt of a copy of this Intercreditor Agreement and the written agreement by such person to be bound by the terms of this Intercreditor Agreement.

(c)           In connection with any assignment or transfer of any or all of the Senior Debt or Junior Debt, as the case may be, or any or all rights of any Creditor in the property of any Debtor (other than pursuant to a participation), each of the Creditors agrees to execute and deliver an agreement containing terms substantially identical to those contained herein in favor of any such assignee or transferee and, in addition, will execute and deliver an agreement containing terms substantially identical to those contained herein in favor of any third person who succeeds to or refinances, replaces or substitutes for any or all of Senior Creditor Agent’s and Lenders’ financing of any Debtor, whether such successor or replacement financing occurs by transfer, assignment, “takeout” or any other means or vehicle.

5.3      Insolvency.  This Intercreditor Agreement shall be applicable both before and after the filing of any petition by or against any Debtor under the U.S. Bankruptcy Code, all state or foreign insolvency statutes and all converted or succeeding cases in respect thereof, and all references herein to any Debtor shall be deemed to apply to a trustee for any Debtor and any Debtor as debtor-in-possession. The relative rights of Senior Creditor Agent, Lenders, and Junior Creditor to repayment of the Senior Debt and the Junior Debt, respectively, and in or to any distributions from or in respect of any Debtor or any Collateral or proceeds of Collateral, shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Debtor as debtor-in-possession.

5.4      Bankruptcy Financing.  If any Debtor shall become subject to a proceeding under the U.S. Bankruptcy Code and if Senior Creditor Agent and Lenders desire to permit the use of cash collateral or to provide financing to such Debtor under either Section 363 or Section 364 of the U.S. Bankruptcy Code, Junior Creditor agrees as follows: (a) adequate notice to Junior Creditor shall have been provided for such financing or use of cash collateral if Junior Creditor receives notice three (3) business days prior to the entry of the order approving such financing or use of cash collateral and (b) no objection will be raised by Junior Creditor to any such financing or use of cash collateral on the ground of a failure to provide “adequate protection” for Junior Creditor’s junior Liens on the Collateral or any other grounds, provided Junior Creditor retains a

Lien on the post-petition Collateral with the same priority as existed prior to the commencement of the proceeding under the U.S. Bankruptcy Code. For purposes of this Section, notice of a proposed financing or use of cash collateral shall be deemed given when given, in the manner prescribed by Section 5.5 hereof, to Junior Creditor.

5.5      Notices.  All notices, requests and demands to or upon the respective parties hereto shall be in writing and shall be deemed duly given, made or received: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if mailed by certified mail, return receipt requested, five (5) days after mailing to the parties at their addresses set forth below (or to such other addresses as the parties may designate in accordance with the provisions of this Section):

To Senior Creditor Agent or any Lender:	Congress Financial Corporation (Florida)
777 Brickell Avenue Miami, Florida 33131 Attention: Portfolio Manager Telecopier: (305) 371-9456

To Junior Creditor:	U.S. Bank National Association Suite 810 111 S.W. Fifth Avenue Portland, Oregon 97204 Attention: Ms. Elizabeth C. Hengeveld Telecopier: (503) 275-5919

Any Creditor may change the address(es) to which all notices, requests and other communications are to be sent by giving written notice of such address change to the other Creditor in conformity with this Section 5.5, but such change shall not be effective until notice of such change has been received by the other Creditors.

5.6      Counterparts, etc.  This Intercreditor Agreement may be executed in any number of counterparts, each of which shall be an original with the same force and effect as if the signatures thereto and hereto were upon the same instrument. This Intercreditor Agreement may be executed and delivered by telecopier with the same force and effect as if it were a manually executed and delivered counterpart.

5.7      Governing Law.  The validity, construction and effect of this Intercreditor Agreement shall be governed by the internal laws of the State of Florida but excluding any principles of conflicts of law or other rules of law that would cause the application of the law of any jurisdiction other than the laws of the State of Florida.

5.8      Consent to Jurisdiction; Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably consents to the non-exclusive jurisdiction of the Circuit Court of Dade County, Florida and the United States District Court for the Southern District of Florida, whichever

Senior Creditor Agent may elect, and waives trial by jury in any action or proceeding with respect to this Intercreditor Agreement.

5.9      Complete Agreement.  This written Intercreditor Agreement is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement.

5.10    No Third Parties Benefited.  Except as expressly provided in Section 5.2, this Intercreditor Agreement is solely for the benefit of the Creditors and their respective successors, participants and assigns, and no other person shall have any right, benefit, priority or interest under, or because of the existence of, this Intercreditor Agreement.

5.11    Disclosures; Non-Reliance.  Each Creditor has the means to, and shall in the future remain, fully informed as to the financial condition and other affairs of Debtors and no Creditor shall have any obligation or duty to disclose any such information to any other Creditor. Except as expressly set forth in this Intercreditor Agreement, the parties hereto have not otherwise made to each other nor do they hereby make to each other any warranties, express or implied, nor do they assume any liability to each other with respect to: (a) the enforceability, validity, value or collectability of any of the Junior Debt or Senior Debt or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Debtor’s title to or right to transfer any of the Collateral, or (c) any other matter except as expressly set forth in this Intercreditor Agreement.

5.12    Term.  This Intercreditor Agreement is a continuing agreement and shall remain in full force and effect until the indefeasible satisfaction in full of all Senior Debt and the termination of the financing arrangements among Senior Creditor Agent, Lenders and Debtors.

IN WITNESS WHEREOF, the parties have caused this Intercreditor Agreement to be duly executed as of the day and year first above written.

CONGRESS FINANCIAL CORPORATION, (FLORIDA) individually and as Senior Creditor Agent

By:	Daniel Cott

Title:	Sr. Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ E. C. Hengeveld

Title:	Vice President

Each of the undersigned hereby acknowledges and agrees to the foregoing terms and provisions. By its signature below, each of the undersigned agrees that it will, together with its successors and assigns, be bound by the provisions hereof.

Each of the undersigned agrees that any Creditor holding Collateral does so as bailee (under the Uniform Commercial Code) for the other and is hereby authorized to and may turn over to such other Creditor upon request therefor any such Collateral, after all obligations and indebtedness of each of the undersigned to the bailee Creditor have been fully paid and performed.

Each of the undersigned acknowledges and agrees that: (i) although it may sign this Intercreditor Agreement it is not a party hereto and does not and will not receive any right, benefit, priority or interest under or because of the existence of the foregoing Intercreditor Agreement, (ii) in the event of a breach by any of the undersigned or Junior Creditor of any of the terms and provisions contained in the foregoing Intercreditor Agreement, such a breach shall constitute a Senior Debt Event of Default and (iii) it will execute and deliver such additional

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documents and take such additional action as may be necessary or desirable in the opinion of any Creditor to effectuate the provisions and purposes of the foregoing Intercreditor Agreement.

MACKIE DESIGNS, INC.

By:	/s/ James T. Engen

Title:	President & CEO

MACKIE DESIGNS MANUFACTURING, INC.

By:	James T. Engen

Title:	President

SIA SOFTWARE COMPANY, INC.

By:	James T. Engen

Title:	President

MACKIE INVESTMENT CO.

By:	James T. Engen

Title:	President